Contact:

Sebastien Reyes

Director of Investor Relations

U-Haul Holding Company

(602) 263-6601

Sebastien_Reyes@uhaul.com

U-HAUL HOLDING COMPANY REPORTS FISCAL 2023 FINANCIAL RESULTS

RENO, Nev. (May 30, 2023)--U-Haul Holding Company (NYSE: UHAL, UHAL.B), parent of      U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company, today reported net earnings available to shareholders for the year ended March 31, 2023, of $923.0 million, compared with $1,123.3 million for the same period last year.

For the quarter ended March 31, 2023, the Company reported net earnings available to shareholders of $37.7 million compared with net earnings of $86.7 million, for the same period last year.

“Overall moving activity has returned to more historic trends. Self-storage is not as hot as 24 months ago, but we are still building and filling new units,” stated Joe Shoen, chairman of U-Haul Holding Company. “We continue to work on our competitive position, shoring up weak spots and improving our service to the customer.”

Highlights of Fiscal Year and Fourth Quarter 2023 Results

  Self-moving equipment rental revenues decreased $42.5 million, or 6%, in the fourth quarter of fiscal 2023 compared with the fourth quarter of fiscal 2022, and finished the full year down $80.9 million, or 2%, compared with fiscal 2022.  For the quarter and full year transactions, revenue and average miles driven per transaction decreased.  These declines were more pronounced in our one-way markets.  Compared to the same period last year, we increased the number of retail locations, independent dealers, trucks and trailers.
  Self-storage revenues increased $28.4 million, or 17%, in the fourth quarter of fiscal 2023 compared with the fourth quarter of fiscal 2022, and for the full year increased $127.4 million, or 21%, compared with fiscal 2022.  The average number of occupied units increased by 11%, or 51,600 units, during the fourth quarter of fiscal 2023 compared with the same period last year.  Occupancy for all locations decreased 1.4% to 81.2% from the fourth quarter of last year to this year while occupancy for the subsection of these locations that have been at 80% occupancy for the last two years was down 1.5% to 94.2%.  In fiscal 2023, we added approximately 6.0 million net rentable square feet, or a 12% increase.
  For the quarter, depreciation on the rental equipment fleet increased $7.9 million while all other depreciation increased $4.0 million from buildings and improvements.  Net gains from the sales of rental equipment decreased $8.3 million.  For the full fiscal year depreciation on the rental fleet increased $16.3 million while all other depreciation increased $20.6 million largely from buildings and improvements. Net gains from the sale of rental equipment increased $32.9 million. Net losses from the disposal or retirement of land and buildings increased $1.7 million for the quarter and $9.7 million for the fiscal year.
  Fleet maintenance and repair costs increased $32.4 million in the fourth quarter of fiscal 2023 compared with the same period last year and $132.9 million for the full year of fiscal 2022.  The increases are primarily due to additional preventative maintenance resulting from higher fleet activity over the last several years along with the slower rotation of new equipment into the fleet and older equipment out of the fleet.
  Other operating costs at the Moving and Storage segment increased $6.0 million in the fourth quarter compared to the same period last year and $212.8 million for the full fiscal year 2023.  Personnel costs accounted for a $23.6 million increase for the quarter and $97.8 million for the fiscal year.  Some expenses that experienced declines during the quarter included liability costs and freight.
  Operating earnings at our Moving and Storage operating segment decreased $39.5 million in the fourth quarter of fiscal 2023 compared with the same period last year.  Total revenues increased $4.4 million and total costs and expenses increased $43.9 million.
  Gross rental equipment capital expenditures for fiscal 2023 were approximately $1,299 million compared with approximately $1,061 million for fiscal 2022.  Capital expenditures for the rental fleet, depending upon manufacturer availability, are expected to increase in fiscal 2024.  Proceeds from the sales of rental equipment were approximately $688 million for fiscal 2023 compared with $602 million in fiscal 2022. Spending on real estate related acquisitions and projects increased approximately $337 million to $1,341 million in fiscal 2023 compared with fiscal 2022.
    Cash and credit availability at the Moving and Storage operating segment was $2,499.2 million and $2,723.2 million as of March 31, 2023 and 2022, respectively.

  U-Haul Holding Company will hold its investor call for fiscal 2023 on Wednesday, May 31, 2023, at 8 a.m. Arizona Time (11 a.m. Eastern). The call will be broadcast live over the internet at investors.uhaul.com. To hear a simulcast of the call, or a replay, visit investors.uhaul.com.

  On May 30, 2023, the Company filed Form 12b-25 extending the filing date for our 10-K.  We expect to complete the 10-K filing with the SEC by this Friday.

  About U-Haul Holding Company

  U-Haul Holding Company is the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

  About U-Haul

  Since 1945, U-Haul has been the No. 1 choice of do-it-yourself movers, with a network of more than 23,000 locations across all 50 states and 10 Canadian provinces. U-Haul Truck Share 24/7 offers secure access to U-Haul trucks every hour of every day through the customer dispatch option on their smartphones and our patented Live Verify technology. Our customers' patronage has enabled the U-Haul fleet to grow to approximately 192,200 trucks, 138,500 trailers and 44,500 towing devices. U-Haul is the third largest self-storage operator in North America and offers 949,000 rentable storage units and 81.2 million square feet of self-storage space at owned and managed facilities. U-Haul is the largest retailer of propane in the U.S., and continues to be the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul has been recognized repeatedly as a leading "Best for Vets" employer and was recently named one of the 15 Healthiest Workplaces in America.

  Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect U-Haul Holding Company’s business and future operating results, please refer to our Form 10-K for the year ended March 31, 2023, which is on file with the SEC.

  Report on Business Operations

  Listed below on a consolidated basis are revenues for our major product lines for the fourth quarter and the full year of fiscal 2023 and 2022.

	Quarters Ended March 31,		Years Ended March 31,
	2023	2022	2023	2022
	(Unaudited)
	(In thousands)
Self-moving equipment rentals	$726,298	$768,817	$3,877,917	$3,958,807
Self-storage revenues	195,246	166,818	744,492	617,120
Self-moving and self-storage product and service sales	76,220	78,969	357,286	351,447
Property management fees	8,577	8,347	37,073	35,194
Life insurance premiums	23,513	26,399	99,149	111,027
Property and casualty insurance premiums	20,667	21,532	93,209	86,518
Net investment and interest income	60,303	45,298	176,679	148,261
Other revenue	77,827	82,121	478,886	431,373
Consolidated revenue	$1,188,651	$1,198,301	$5,864,691	$5,739,747

  Listed below are revenues and earnings from operations at each of our operating segments for the fourth quarter and the full year of fiscal 2023 and 2022.

	Quarters Ended March 31,		Years Ended March 31,
	2023	2022	2023	2022
	(Unaudited)
	(In thousands)
Moving and storage
Revenues	$1,110,851	$1,106,434	$5,567,714	$5,398,267
Earnings from operations before equity in earnings of subsidiaries	94,845	134,390	1,396,122	1,577,226
Property and casualty insurance
Revenues	28,601	32,228	103,512	115,043
Earnings from operations	11,687	15,702	36,570	49,780
Life insurance
Revenues	53,339	62,751	206,100	238,812
Earnings from operations	4,297	5,656	12,935	19,538
Eliminations
Revenues	(4,140)	(3,112)	(12,635)	(12,375)
Earnings from operations before equity in earnings of subsidiaries	(380)	(384)	(1,521)	(1,547)
Consolidated Results
Revenues	1,188,651	1,198,301	5,864,691	5,739,747
Earnings from operations	110,449	155,364	1,444,106	1,644,997

  Debt Metrics

Debt Metrics
(in thousands)(unaudited)	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Real estate secured debt	$2,660,878	$ 2,682,036	$ 2,860,764	$2,794,440	$ 2,641,527
Unsecured debt	1,200,000	1,200,000	1,200,000	1,350,000	1,350,000
Fleet secured debt	2,205,824	2,277,387	2,196,935	2,043,904	1,981,980
Other secured debt	76,648	77,399	78,871	81,008	86,206
Total debt	6,143,350	6,236,822	6,336,570	6,269,352	6,059,713

Moving and Storage cash	$2,034,242	$ 2,429,943	$ 3,025,390	$2,982,541	$ 2,643,213
Moving and Storage assets	15,235,637	15,234,112	15,243,508	14,911,413	14,382,417
Moving and Storage EBITDA (TTM)	1,888,513	1,906,046	1,995,170	2,053,296	2,055,858

Net debt to EBITDA	2.2	2.0	1.7	1.6	1.7
Net debt to total assets	27.0%	25.0%	21.7%	22.0%	23.8%

Percent of debt floating	8.4%	8.3%	10.5%	16.7%	16.4%
Percent of debt fixed	91.6%	91.7%	89.5%	83.3%	83.6%
Percent of debt unsecured	19.5%	19.2%	18.9%	21.5%	22.3%

Unencumbered asset ratio*	3.44x	3.35x	2.91x	2.99x	2.76x

* Unencumbered asset value compared to unsecured debt committed, outstanding or not. Unencumbered assets valued at the higher of historical cost or allocated NOI valued at a 10% cap rate, minimum required is 2.0x

  The Company owns and manages self-storage facilities. Self-storage revenues reported in the consolidated financial statements represent Company-owned locations only. Self-storage data for our owned storage locations follows (unaudited):

	Quarters Ended March 31,
	2023	2022
	(In thousands, except occupancy rate)
Unit count as of March 31	673	601
Square footage as of March 31	56,382	50,366
Average monthly number of units occupied	542	491
Average monthly occupancy rate based on unit count	81.2%	82.6%
Average monthly square footage occupied	46,994	42,863

	Years Ended March 31,
	2023	2022
	(In thousands, except occupancy rate)
Unit count as of March 31	673	601
Square footage as of March 31	56,382	50,366
Average monthly number of units occupied	535	471
Average monthly occupancy rate based on unit count	83.4%	82.6%
Average monthly square footage occupied	46,257	41,379

Self-Storage Portfolio Summary
As of March 31, 2023
(unaudited)
U-Haul Owned Store Data by State

				Annual
State/		Units	Rentable	Revenue	Occupancy
Province	Stores	Occupied	Square Feet	Per Foot	During Qtr
Texas	87	33,230	3,791,229	$ 14.39	79.9%
California	86	30,965	2,931,304	$ 20.66	81.6%
Illinois	80	33,267	3,474,206	$ 15.04	78.9%
Florida	79	32,432	3,147,606	$ 18.99	85.5%
Pennsylvania	69	26,274	2,725,076	$ 16.30	74.5%
New York	63	25,191	2,348,258	$ 22.00	78.1%
Ohio	56	23,034	2,351,287	$ 14.32	82.0%
Michigan	56	19,088	1,848,375	$ 14.54	89.4%
Georgia	49	21,428	2,181,325	$ 15.59	88.0%
Arizona	42	24,148	2,445,800	$ 15.00	89.7%
Wisconsin	42	16,305	1,861,805	$ 12.88	81.7%
Washington	36	11,932	1,217,056	$ 16.25	78.8%
North Carolina	35	16,150	1,655,413	$ 14.51	83.3%
Tennessee	34	14,330	1,378,009	$ 13.90	87.5%
New Jersey	33	14,686	1,302,438	$ 19.84	86.6%
Ontario	32	9,801	953,803	$ 22.44	83.5%
Missouri	31	10,417	1,192,532	$ 14.52	75.6%
Indiana	30	9,460	1,024,999	$ 13.33	77.1%
Massachusetts	29	10,467	924,103	$ 19.03	86.1%
Alabama	25	6,456	771,006	$ 14.76	72.4%

Top 20 Totals	994	389,061	39,525,631	$ 16.42	82.0%

All Others	428	157,336	16,856,769	$ 15.40	79.4%

FY 2023 Totals	1,422	546,397	56,382,400	$ 16.13	81.2%

Same Store 2023	804	256,861	23,942,574	$ 16.57	94.2%
Same Store 2022	685	202,665	19,169,048	$ 15.13	95.7%
Same Store 2021	586	164,711	15,880,605	$ 14.57	93.1%

Non Same Store 2023	618	289,536	32,439,826	$ 15.69	72.3%
Non Same Store 2022	674	294,073	31,197,308	$ 14.46	75.4%
Non Same Store 2021	713	240,497	29,865,699	$ 13.45	65.1%

Note: Store Count, Units, and NRSF figures reflect active storage locations for the last month of the reporting quarter. Occupancy % reflects average occupancy during reporting quarter.
Revenue per foot is average revenue per occupied foot over fiscal year 2023.
Same store includes storage locations with rentable storage inventory for more than three years and have had a capacity change of less than twenty units for any year-over-year period of the reporting month. The locations have occupancy each month during the last three years and have achieved 80% or greater physical occupancy for the last two years.

  U-HAUL HOLDING COMPANY AND CONSOLIDATED ENTITIES

  CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2023	2022
	(In thousands)
ASSETS
Cash and cash equivalents	$2,060,524	$2,704,137
Reinsurance recoverables and trade receivables, net	189,498	229,343
Inventories and parts, net	151,474	158,888
Prepaid expenses	241,711	236,915
Investments, fixed maturities and marketable equities	2,770,394	2,893,399
Investments, other	575,540	543,755
Deferred policy acquisition costs, net	152,377	103,828
Other assets	51,052	60,409
Right of use assets - financing, net	474,765	620,824
Right of use assets - operating, net	58,917	74,382
Related party assets	48,308	47,851
	6,774,560	7,673,731
Property, plant and equipment, at cost:
Land	1,537,206	1,283,142
Buildings and improvements	7,088,810	5,974,639
Furniture and equipment	928,241	846,132
Rental trailers and other rental equipment	827,696	615,679
Rental trucks	5,278,340	4,638,814
	15,660,293	13,358,406
Less: Accumulated depreciation	(4,310,205)	(3,732,556)
Total property, plant and equipment, net	11,350,088	9,625,850
Total assets	$18,124,648	$17,299,581
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$761,039	$677,785
Notes, loans and finance leases payable, net	6,108,042	6,022,497
Operating lease liabilities	58,373	74,197
Policy benefits and losses, claims and loss expenses payable	875,034	890,254
Liabilities from investment contracts	2,398,884	2,336,238
Other policyholders' funds and liabilities	8,232	10,812
Deferred income	52,282	49,157
Deferred income taxes, net	1,334,427	1,286,149
Total liabilities	11,596,313	11,347,089

Common stock	10,497	10,497
Non-voting common stock	176	-
Additional paid-in capital	453,643	453,819
Accumulated other comprehensive income (loss)	(267,046)	46,384
Retained earnings	7,008,715	6,119,442
Cost of common shares in treasury, net	(525,653)	(525,653)
Cost of preferred shares in treasury, net	(151,997)	(151,997)
Total stockholders' equity	6,528,335	5,952,492
Total liabilities and stockholders' equity	$18,124,648	$17,299,581

  U-HAUL HOLDING COMPANY AND CONSOLIDATED ENTITIES

  CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended March 31,
	2023	2022
	(unaudited) (In thousands, except share and per share data)
Revenues:
Self-moving equipment rentals	$726,298	$768,817
Self-storage revenues	195,246	166,818
Self-moving and self-storage products and service sales	76,220	78,969
Property management fees	8,577	8,347
Life insurance premiums	23,513	26,399
Property and casualty insurance premiums	20,667	21,532
Net investment and interest income	60,303	45,298
Other revenue	77,827	82,121
Total revenues	1,188,651	1,198,301

Costs and expenses:
Operating expenses	746,317	707,843
Commission expenses	76,501	83,381
Cost of sales	56,114	66,137
Benefits and losses	42,718	47,453
Amortization of deferred policy acquisition costs	6,301	10,334
Lease expense	7,878	7,428
Depreciation, net of gains on disposals	141,815	121,551
Net (gains) losses on disposal of real estate	558	(1,190)
Total costs and expenses	1,078,202	1,042,937

Earnings from operations	110,449	155,364
Other components of net periodic benefit costs	(304)	(280)
Interest expense	(57,925)	(44,659)
Pretax earnings	52,220	110,425
Income tax expense	(14,483)	(23,678)
Earnings available to common shareholders	$37,737	$86,747
Basic and diluted earnings per share of Common Stock	$0.16	$0.44
Weighted average shares outstanding of Common Stock: Basic and diluted	19,607,788	19,607,788
Basic and diluted earnings per share of Non-Voting Common Stock	$0.20	$0.44
Weighted average shares outstanding of Non-Voting Common Stock: Basic and diluted	176,470,092	176,470,092

  U-HAUL HOLDING COMPANY AND CONSOLIDATED ENTITIES

  CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended March 31,
	2023	2022
	(In thousands, except share and per share data)
Revenues:
Self-moving equipment rentals	$3,877,917	$3,958,807
Self-storage revenues	744,492	617,120
Self-moving and self-storage products and service sales	357,286	351,447
Property management fees	37,073	35,194
Life insurance premiums	99,149	111,027
Property and casualty insurance premiums	93,209	86,518
Net investment and interest income	176,679	148,261
Other revenue	478,886	431,373
Total revenues	5,864,691	5,739,747

Costs and expenses:
Operating expenses	3,024,547	2,676,541
Commission expenses	416,315	429,581
Cost of sales	263,026	259,585
Benefits and losses	165,553	186,647
Amortization of deferred policy acquisition costs	27,924	33,854
Lease expense	30,829	29,910
Depreciation, net of gains on disposals	486,795	482,752
Net (gains) losses on disposal of real estate	5,596	(4,120)
Total costs and expenses	4,420,585	4,094,750

Earnings from operations	1,444,106	1,644,997
Other components of net periodic benefit costs	(1,216)	(1,120)
Interest expense	(223,958)	(167,424)
Fees on early extinguishment of debt	(1,009)	(956)
Pretax earnings	1,217,923	1,475,497
Income tax expense	(294,925)	(352,211)
Earnings available to common shareholders	$922,998	$1,123,286
Basic and diluted earnings per share of Common Stock	$5.54	$7.08
Weighted average shares outstanding of Common Stock: Basic and diluted	19,607,788	19,607,788
Basic and diluted earnings per share of Non-Voting Common Stock	$4.62	$5.58
Weighted average shares outstanding of Non-Voting Common Stock: Basic and diluted	176,470,092	176,470,092

  ###

  EARNINGS PER SHARE

  We calculate earnings per share using the two-class method in accordance with Accounting Standards Codification Topic 260, Earnings Per Share. The two-class method allocates the undistributed earnings available to common stockholders to the Company’s outstanding common stock, $0.25 par value (the “Voting Common Stock”) and the Series N Non-Voting Common Stock, $0.001 par value (the “Non-Voting Common Stock”) based on each share’s percentage of total weighted average shares outstanding. The Voting Common Stock and Non-Voting Common Stock are allocated 10% and 90%, respectively, of our undistributed earnings available to common stockholders. This represents earnings available to common stockholders less the dividends declared for both the Voting Common Stock and Non-Voting Common Stock.

  Our undistributed earnings per share is calculated by taking the undistributed earnings available to common stockholders and dividing this number by the weighted average shares outstanding for the respective stock. If there was a dividend declared for that period, the dividend per share is added to the undistributed earnings per share to calculate the basic and diluted earnings per share. The process is used for both Voting Common Stock and Non-Voting Common Stock.

  The calculation of basic and diluted earnings per share for the quarters and years ended March 31, 2023 and 2022 for our Voting Common Stock and Non-Voting Common Stock were as follows:

	For the Quarter Ended
	March 31,
	2023	2022
	(Unaudited)
	(In thousands, except share and per share amounts)

Weighted average shares outstanding of Voting Common Stock	19,607,788	19,607,788
Total weighted average shares outstanding for Voting Common Stock and Non-Voting Common Stock	196,077,880	196,077,880
Percent of weighted average shares outstanding of Voting Common Stock	10%	10%

Net earnings available to common stockholders	$37,737	$86,747
Voting Common Stock dividends declared	-	-
Non-Voting Common Stock dividends declared	(7,058)	-
Undistributed earnings available to common stockholders	$30,679	$86,747
Undistributed earnings available to common stockholders allocated to Voting Common Stock	$3,068	$8,675

Undistributed earnings per share of Voting Common Stock	$0.16	$0.44
Dividends declared per share of Voting Common Stock	$-	$-
Basic and diluted earnings per share of Voting Common Stock	$0.16	$0.44

Weighted average shares outstanding of Non-Voting Common Stock	176,470,092	176,470,092
Total weighted average shares outstanding for Voting Common Stock and Non-Voting Common Stock	196,077,880	196,077,880
Percent of weighted average shares outstanding of Non-Voting Common Stock	90%	90%

Net earnings available to common stockholders	$37,737	$86,747
Voting Common Stock dividends declared	-	-
Non-Voting Common Stock dividends declared	(7,058)	-
Undistributed earnings available to common stockholders	$30,679	$86,747
Undistributed earnings available to common stockholders allocated to Non-Voting Common Stock	$27,611	$78,072

Undistributed earnings per share of Non-Voting Common Stock	$0.16	$0.44
Dividends declared per share of Non-Voting Common Stock	$0.04	$-
Basic and diluted earnings per share of Non-Voting Common Stock	$0.20	$0.44

	For the Years Ended
	March 31,
	2023	2022
	(In thousands, except share and per share amounts)

Weighted average shares outstanding of Voting Common Stock	19,607,788	19,607,788
Total weighted average shares outstanding for Voting Common Stock and Non-Voting Common Stock	196,077,880	196,077,880
Percent of weighted average shares outstanding of Voting Common Stock	10%	10%

Net earnings available to common stockholders	$922,998	$1,123,286
Voting Common Stock dividends declared	(19,608)	(29,412)
Non-Voting Common Stock dividends declared	(14,117)	-
Undistributed earnings available to common stockholders	$889,273	$1,093,874
Undistributed earnings available to common stockholders allocated to Voting Common Stock	$88,927	$109,387

Undistributed earnings per share of Voting Common Stock	$4.54	$5.58
Dividends declared per share of Voting Common Stock	$1.00	$1.50
Basic and diluted earnings per share of Voting Common Stock	$5.54	$7.08

Weighted average shares outstanding of Non-Voting Common Stock	176,470,092	176,470,092
Total weighted average shares outstanding for Voting Common Stock and Non-Voting Common Stock	196,077,880	196,077,880
Percent of weighted average shares outstanding of Non-Voting Common Stock	90%	90%

Net earnings available to common stockholders	$922,998	$1,123,286
Voting Common Stock dividends declared	(19,608)	(29,412)
Non-Voting Common Stock dividends declared	(14,117)	-
Undistributed earnings available to common stockholders	$889,273	$1,093,874
Undistributed earnings available to common stockholders allocated to Non-Voting Common Stock	$800,346	$984,487

Undistributed earnings per share of Non-Voting Common Stock	$4.54	$5.58
Dividends declared per share of Non-Voting Common Stock	$0.08	$-
Basic and diluted earnings per share of Non-Voting Common Stock	$4.62	$5.58

  NON-GAAP FINANCIAL RECONCILIATION SCHEDULE

  As of April 1, 2019, we adopted the new accounting standard for leases. Part of this adoption resulted in approximately $1 billion of property, plant and equipment, net (“PPE”) being reclassed to right of use assets - financing, net (“ROU-financing”). As of March 31, 2023, the balance of ROU-financing also includes the rental equipment purchased under new financing liability leases during fiscal 2023. The tables below show adjusted PPE as of March 31, 2023 and March 31, 2022, by including the ROU-financing. The assets included in ROU-financing are not a true book value as some of the assets are recorded at between 70% and 100% of value based on the lease agreement. This non-GAAP measure is intended as a supplemental measure of our balance sheet that is neither required by, nor presented in accordance with, GAAP.  We believe that the use of this non-GAAP measure provides an additional tool for investors to use in evaluating our financial condition. This non-GAAP measure should not be considered in isolation or as a substitute for other measures calculated in accordance with GAAP.

			March 31,	March 31,
			2023	2022
	March 31,	ROU Assets	Property, Plant and Equipment	Property, Plant and Equipment
	2023	Financing	Adjusted	Adjusted
	(Unaudited)
	(In thousands)

Property, plant and equipment, at cost
Land	$1,537,206	$-	$1,537,206	$1,283,142
Buildings and improvements	7,088,810	-	7,088,810	5,974,639
Furniture and equipment	928,241	9,687	937,928	860,863
Rental trailers and other rental equipment	827,696	152,294	979,990	785,193
Rental trucks	5,278,340	949,838	6,228,178	5,753,062
Right-of-use assets, gross	15,660,293	1,111,819	16,772,112	14,656,899
Less: Accumulated depreciation	(4,310,205)	(637,054)	(4,947,259)	(4,410,225)
Total property, plant and equipment, net	$11,350,088	$474,765	$11,824,853	$10,246,674

			March 31,
			2022
	March 31,	ROU Assets	Property, Plant and Equipment
	2022	Financing	Adjusted
	(Unaudited)
	(In thousands)
Property, plant and equipment, at cost
Land	$1,283,142	$-	$1,283,142
Buildings and improvements	5,974,639	-	5,974,639
Furniture and equipment	846,132	14,731	860,863
Rental trailers and other rental equipment	615,679	169,514	785,193
Rental trucks	4,638,814	1,114,248	5,753,062
Right-of-use assets, gross	13,358,406	1,298,493	14,656,899
Less: Accumulated depreciation	(3,732,556)	(677,669)	(4,410,225)
Total property, plant and equipment, net	$9,625,850	$620,824	$10,246,674

  Non-GAAP Financial Measures

  Below is a reconciliation of Moving and Storage non-GAAP financial measures as defined under SEC rules, such as earnings before interest, taxes, depreciation, and amortization ("EBITDA").  The Company believes that these widely accepted measures of operating profitability improve the transparency of the Company's disclosures and provide a meaningful presentation of the Company's results from its core business operations excluding the impact of items not related to the Company's ongoing core business operations and improve the period-to-period comparability of the Company's results from its core business operations. These non-GAAP financial measures are not substitutes for GAAP financial results and should only be considered in conjunction with the Company's financial information that is presented in accordance with GAAP.

Moving and Storage EBITDA (In thousands, unaudited)	TTM
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Earnings from operations *	$1,396,122	$1,435,667	$1,534,803	$1,575,848	$1,577,226

Depreciation	733,879	721,950	712,896	703,059	696,955
Net gains on disposals	(247,084)	(255,419)	(256,495)	(228,228)	(214,203)
Net (gains) losses on disposal of real estate	5,596	3,848	3,966	2,617	(4,120)
Depreciation, net of (gains) losses on disposals	492,391	470,379	460,367	477,448	478,632

EBITDA	$1,888,513	$1,906,046	$1,995,170	$2,053,296	$2,055,858

* before insurance subsidiaries